EXHIBT 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, October 28, 2021	(302) 883-6592

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE THIRD QUARTER OF 2021

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the three months ended September 30, 2021.

We hosted the Firefly Music Festival on our property during the third quarter of 2021. In 2020, the COVID-19 pandemic forced the cancelation of the Firefly Music Festival and caused all six of our NASCAR races to be held without fans during the third quarter of 2020. Accordingly, the results for the third quarter of 2021 are not comparable to the third quarter of 2020.

Revenues for the third quarter of 2021 were $1,238,000 and related primarily to the Firefly Music Festival and other miscellaneous revenues. Revenues for the third quarter of 2020 were $38,044,000 and were almost entirely related to the six NASCAR events held during the quarter. Operating and marketing expenses were $839,000 compared to $22,425,000 in the third quarter of 2020. Both decreases were primarily attributable to the aforementioned schedule changes.

General and administrative expenses increased to $2,040,000 in the third quarter of 2021 compared to $1,878,000 in the third quarter of 2020, primarily from the reopening of Nashville Superspeedway.

Depreciation expense increased to $942,000 from $756,000 in the third quarter of 2020, primarily from depreciation for the capital expenditures related to the reopening of Nashville Superspeedway.

In July of 2020 we sold approximately 97 acres of land in Nashville for proceeds less closing costs of approximately $6,460,000, resulting in a gain of $4,843,000.

Loss before income taxes for the third quarter of 2021 was ($2,513,000) compared to earnings before income taxes for the third quarter of 2020 of $18,025,000. The 2020 results include the $4,843,000 gain on sale of the Nashville land.

Net loss for the third quarter of 2021 was ($1,865,000) or ($.05) per diluted share compared to net earnings for the third quarter of 2020 of $13,190,000 or $.36 per diluted share.

For the nine months ended September 30, 2021, revenues where $51,291,000 compared with $38,358,000 in the prior year. Net earnings were $14,678,000 or $0.40 per diluted share compared with $9,361,000 or $0.26 per diluted share in the comparable period of the prior year.

As of September 30, 2021, the Company had no outstanding indebtedness and approximately $23.7 million in available cash.

The Company announced yesterday that its Board of Directors declared a semi-annual cash dividend on both classes of common stock of $.04 per share. The dividend will be payable on December 10, 2021 to shareholders of record at the close of business on November 10, 2021.

* * *

This release contains or may contain forward-looking statements based on management's beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company's SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues:
Admissions	$-	$-	$5,786	$-
Event-related	1,238	2,394	8,435	2,708
Broadcasting	-	35,646	37,039	35,646
Other	-	4	31	4
	1,238	38,044	51,291	38,358

Expenses:
Operating and marketing	839	22,425	31,840	24,225
General and administrative	2,040	1,878	6,498	5,742
Depreciation	942	756	2,514	2,289
Cost to remove long-lived assets	-	-	-	341
	3,821	25,059	40,852	32,597

Gain on sale of land	-	4,843	8,510	4,843

Operating (loss) earnings	(2,583)	17,828	18,949	10,604

Interest expense, net	(14)	(21)	(46)	(34)
Benefit for contingent obligation	7	128	541	112
Other income, net	77	90	357	115

(Loss) earnings before income taxes	(2,513)	18,025	19,801	10,797

Income tax benefit (expense)	648	(4,835)	(5,123)	(1,436)

Net (loss) earnings	$(1,865)	$13,190	$14,678	$9,361

Net (loss) earnings per common share:
Basic	$(0.05)	$0.36	$0.40	$0.26
Diluted	$(0.05)	$0.36	$0.40	$0.26

Weighted average shares outstanding:
Basic	35,914	35,836	35,914	35,836
Diluted	35,914	35,836	35,914	35,836

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30,	September 30,	December 31,
	2021	2020	2020
ASSETS
Current assets:
Cash	$23,683	$21,327	$12,568
Accounts receivable	1,663	1,232	601
Inventories	24	18	18
Prepaid expenses and other	1,057	994	1,557
Income taxes receivable	-	-	24
Assets held for sale	-	-	5,844
Total current assets	26,427	23,571	20,612

Property and equipment, net	70,818	68,125	63,075
Right of use asset	156	131	112
Deferred income taxes	1,256	-	2,425
Other assets	1,469	1,205	1,322
Total assets	$100,126	$93,032	$87,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$137	$793	$570
Accrued liabilities	3,288	3,559	3,463
Income taxes payable	1,293	2,674	-
Contract liabilities	711	1,425	1,395
Non-refundable deposit	-	-	500
Total current liabilities	5,429	8,451	5,928

Liability for pension benefits	496	786	871
Lease liability	79	53	33
Provision for contingent obligation	2,677	3,276	3,218
Deferred income taxes	9,034	6,888	8,469
Total liabilities	17,715	19,454	18,519

Stockholders' equity:
Common stock	1,791	1,786	1,786
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,293	101,152	101,207
Accumulated deficit	(18,812)	(27,607)	(32,032)
Accumulated other comprehensive loss	(3,712)	(3,604)	(3,785)
Total stockholders' equity	82,411	73,578	69,027
Total liabilities and stockholders' equity	$100,126	$93,032	$87,546

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
Operating activities:
Net earnings	$14,678	$9,361
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	2,514	2,289
Amortization of credit facility fees	47	42
Stock-based compensation	208	256
Deferred income taxes	1,698	(1,822)
Benefit for contingent obligation	(541)	(112)
Gains on equity securities	(86)	(4)
Gain on sale of land	(8,510)	(4,843)
Changes in assets and liabilities:
Accounts receivable	(1,062)	(587)
Inventories	(6)	-
Prepaid expenses and other	428	171
Accounts payable	(201)	658
Accrued liabilities	(145)	(266)
Income taxes payable/receivable	1,317	2,957
Contract liabilities	(684)	449
Liability for pension benefits	(266)	(109)
Net cash provided by operating activities	9,389	8,440

Investing activities:
Capital expenditures	(10,489)	(545)
Proceeds from sale of land and equipment, net	13,826	5,960
Purchases of equity securities	(76)	(316)
Proceeds from sale of equity securities	78	305
Net cash provided by investing activities	3,339	5,404

Financing activities:
Borrowings from revolving line of credit	-	3,880
Repayments on revolving line of credit	-	(3,880)
Dividends paid	(1,458)	-
Repurchase of common stock	(117)	(94)
Credit facility fees	(38)	-
Net cash used in financing activities	(1,613)	(94)

Net increase in cash	11,115	13,750
Cash, beginning of period	12,568	7,577
Cash, end of period	$23,683	$21,327